Exhibit (a)(6)

News Release

29 January 2016

LBG CAPITAL NO. 1 COMMENCES A TENDER OFFER FOR CERTAIN ENHANCED CAPITAL NOTES

LBG Capital No. 1 plc (the “Offeror”), an indirect wholly owned subsidiary of Lloyds Banking Group plc (“LBG”), is today announcing that it is commencing an offer (the “Tender Offer”) to purchase for cash any and all of certain series of outstanding Enhanced Capital Notes issued by the Offeror and fully and unconditionally guaranteed by LBG.

Tender Offer

The Tender Offer is being made on the terms and subject to the conditions set out in the Offer to Purchase dated 29 January 2016 (the “Offer to Purchase”). Capitalized terms not otherwise defined in this announcement have the same meaning as in the Offer to Purchase.

The Tender Offer consists of offers to purchase for cash any and all of the outstanding:

•	8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes issued by the Offeror and fully and unconditionally guaranteed by LBG (the “Series 1 ECNs”); and

•	8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes issued by the Offeror and fully and unconditionally guaranteed by LBG (the “Series 2 ECNs” and, together with the Series 1 ECNs, the “ECNs”).

Background to the Offer

In 2009, the Group undertook a significant capital raising exercise which included the issuance of approximately £8.4 billion of enhanced capital notes, including the ECNs. Approximately £3.3 billion in aggregate principal amount of these enhanced capital notes remain outstanding as at the date of this document.

The enhanced capital notes were issued for the purpose of counting as “stress test” core capital of the Group. Pursuant to the relevant terms and conditions of the ECNs (the “Conditions”), should any series of enhanced capital notes cease to be taken into account for the purposes of any “stress test” applied by the PRA in the circumstances more fully described in Condition 8(e) of the ECNs, the Offeror has the right, in certain circumstances and subject to various conditions as described in Condition 8(b) of the Conditions, to call the ECNs at par (the “Regulatory Call Right”).

The ECNs were not taken into account as core capital for the most recent PRA stress tests, the results of which were published on December 16, 2014 and December 1, 2015. As confirmed by the Civil Division of the English Court of Appeal on December 10, 2015, a Capital Disqualification Event (as defined in the Conditions) has occurred and the Regulatory Call Right is available to each of the issuers of the enhanced capital notes. The ECN trustee has sought permission to appeal from the Supreme Court of the United Kingdom, which request for permission is currently pending.

The Offer

The Group is today launching the Offer and the Concurrent Non-U.S. Tender Offers (as defined below) (together, the “Tender Offers”). The Tender Offers provide eligible holders of the relevant series of enhanced capital notes (including the Holders of the ECNs) with a means to tender their enhanced capital notes at a price which is higher (or in the case of certain series of enhanced capital notes redeemable at a make-whole premium at a prices that is expected to be higher) than the contractual redemption price at which the relevant issuer of the enhanced capital notes is entitled to redeem such enhanced capital notes upon an exercise of the Regulatory Call Right.

Redemption

The issuers of the enhanced capital notes have today given redemption notices in respect of certain series of enhanced capital notes which are not the subject of the Tender Offers and which were prioritised for redemption following the liability management exercise conducted in 2014. Those redemptions are scheduled to occur on February 9, 2016.

Subject to the satisfaction of the conditions set out in Condition 8(b) of the ECNs, the Offeror will exercise the Regulatory Call Right and redeem any ECNs that are not validly tendered and accepted for purchase following completion of the Offer. See “Risk Factors—The Regulatory Call Right contained in the ECNs has been the subject of litigation; holders of ECNs need to carefully evaluate the risks and consequences of tendering, or refraining to tender, the ECNs in the Offer” in the Offer to Purchase. The Group has received permission from the PRA, under Article 78 of the Capital Requirements Regulation (Regulation 575/2013/EU), for the redemption of all series of ECNs outstanding.

The table below sets forth certain information relating to the Tender Offer:

ECNs	ISIN	Interest Rate	First Optional Call Date	Principal Amount Outstanding	Purchase Price(1)
LBG Capital No. 1 plc 8.00% Fixed-to-Floating Rate Undated Enhanced Capital Notes	XS0473106283 XS0471767276	8.00% to (but excluding) June 15, 2020. From (and including) June 15, 2020, 3-month U.S. dollar LIBOR plus 6.405%.	June 15, 2020	$656,811,000	$1,020.00
LBG Capital No. 1 plc 8.50% Fixed-to-Floating Rate Undated Enhanced Capital Notes	XS0473103348 XS0471770817	8.50% to (but excluding) December 17, 2021. From (and including) December 17, 2021, 3-month U.S. dollar LIBOR plus 6.921%.	December 17, 2021	$276,658,000	$1,020.00

_______________

(1)	Per $1,000 in principal amount of ECNs accepted for purchase.

Tender Consideration

Upon the terms and subject to the conditions set forth in the Offer to Purchase, for each $1,000 of the ECNs validly tendered and accepted for purchase pursuant to the Tender Offer, holders of a particular series will be eligible to receive a cash purchase price (the “Purchase Price”) set out in the table above. In addition to the Purchase Price, holders whose ECNs are accepted for purchase will also receive accrued and unpaid interest on such ECNs (rounded to the nearest $0.01, with $0.005 being rounded upwards) from the last interest payment date up to, but not including, the Settlement Date (as defined below) (the “Accrued Interest”).

Concurrent Non-U.S. Tender Offers

In conjunction with the Tender Offer, LBG today also announced that it is inviting holders of certain of its other enhanced capital notes denominated in pounds sterling and euros who are outside the United States to tender such securities for cash (the “Concurrent Non-U.S. Tender Offers”). Holders that are U.S. residents that hold any such securities may not tender such securities pursuant to the terms of the Concurrent Non-U.S. Tender Offers.

Tender Offer Conditions

The consummation of the Tender Offer is not conditioned upon any minimum amount of ECNs being tendered. However, the Tender Offer is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase.

Withdrawal Rights

Validly tendered ECNs may be withdrawn at any time prior to the Expiration Deadline.

Tender Offer Period

The Tender Offer commenced today and will expire at 11:59 p.m., New York City time, on 2 March 2016, unless extended, re-opened or earlier terminated as provided in the Offer to Purchase. Assuming that the conditions to the Tender Offer are satisfied or waived, LBG expects that the Settlement Date will be 4 March 2016.

The relevant deadline set by the relevant Clearing System or any intermediary for the submission of Tender Instructions may be earlier than the deadlines set out herein.

Indicative Timetable

The following table sets out the expected dates and times of the key events relating to the Tender Offer. This is an indicative timetable and is subject to change.

Events	Dates and Times
Commencement of the Tender Offer
Tender Offer announced. Offer to Purchase made available to holders of ECNs.	29 January 2016
Withdrawal Deadline
The deadline for holders to validly withdraw tenders of ECNs.	11:59 p.m., New York City time, on 2 March 2016
Expiration Deadline
The deadline for receipt of all Tender Instructions.	11:59 p.m., New York City time, on 2 March 2016
Announcement of Tender Offer Results
Announcement of the aggregate principal amounts of each series of ECNs which the Offeror will be accepting for purchase.	As soon as reasonably practicable on 3 March 2016
Settlement Date
Settlement Date of the Tender Offer, including payment of the purchase price and any Accrued Interest in respect of ECNs validly tendered and accepted for purchase in the Tender Offer.	Expected on 4 March 2016

The times and dates above are subject, where applicable, to the right of LBG to extend, re-open, amend, limit, terminate or withdraw the Tender Offer, subject to applicable law. Accordingly, the actual timetable may differ significantly from the expected timetable set out above.

Holders should confirm with any bank, securities broker or other intermediary through which they hold ECNs whether such intermediary needs to receive instructions from a holder before the deadlines specified in the Offer to Purchase in order for that holder to be able to participate in, or withdraw their instruction to participate in, the Tender Offer.

Further Information

Requests for copies of the Offer to Purchase and information in relation to the procedures for tendering should be directed to:

Tender Agent
Lucid Issuer Services Limited	Email: lbg@lucid-is.com
Sunjeeve Patel / Paul Kamminga	Telephone: +44 (0) 20 7704 0880
Investor Relations
Duncan Heath	Email: duncan.heath@finance.lloydsbanking.com
Director of Investor Relations	Telephone: +44 (0) 20 7356 1585
Dealer Managers
BNP Paribas Securities Corp.

In the United States:

U.S. Toll-Free: +1 (888) 210-4358

Collect: +1 (212) 841-3059

Email: liability.management@bnpparibas.com

Attn: Liability Management Group

In Europe:

Tel: +44 (0) 20 7595 8668

Email: liability.management@bnpparibas.com

Attention: Liability Management Group

Deutsche Bank Securities Inc.

In the United States

Attention: Liability Management Group

Telephone: +1 (212) 250 2955 (Collect)

+ (866) 627 0391 (US Toll Free)

In Europe

Attention: Liability Management Group

Email: liability.management@db.com

Telephone: +44 20 7545 8011

Goldman, Sachs & Co.	In the United States: Toll-free: +1 (800) 828-3182 Collect: +1 (212) 902-5183 Attn: Liability Management Group In Europe: Tel: +44 (0) 20 7774 9862 Email: liabilitymanagement.eu@gs.com
Lloyds Securities Inc.	Toll-Free: +1 (855) 400-6511 Collect: +1 (212) 827-3105 Email: liability.management@lloydsbanking.com Attn: Liability Management Group
Merrill Lynch, Pierce, Fenner & Smith Incorporated	In the United States: Collect: +1 (980) 388-4813 Toll Free: +1 (888) 292-0070 Attn: Debt Advisory In Europe: Toll: +44 (0) 20 7996 5698 Email: DG.LM_EMEA@baml.com Attn: Liability Management Group
UBS Limited	Telephone: +1 (203) 719 4210 (Collect) +1 (888) 719 4210 (US Toll Free)

Disclaimer

This announcement and the Offer to Purchase (including the documents incorporated by reference therein) contain important information which should be read carefully before any decision is made with respect to the Tender Offer. If you are in any doubt as to the contents of this announcement or the Offer to Purchase or the action you should take, you are recommended to seek your own financial and legal advice, including as to any tax consequences, immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial or legal adviser. Any individual or company whose ECNs are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee or intermediary must contact such entity if it wishes to participate in the Tender Offer. None of the Offeror, LBG, the Dealer Managers or the Tender Agent makes any recommendation as to whether holders should tender ECNs for pursuant to the Tender Offer.

ADDITIONAL INFORMATION IN RESPECT OF THE tender OFFER AND WHERE TO FIND IT

The Offeror and LBG will file with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, accompanied by the Offer to Purchase and related documents relating to the Tender Offer. Holders are advised to read carefully the tender offer statement, the Offer to Purchase and other documents which the Offeror and LBG will file with the SEC, when they become available, as they will contain important information about the Tender Offer and procedures for participating in the Tender Offer. Copies of these documents will be available for free by visiting EDGAR on the SEC website at www.sec.gov. In addition, copies of the Schedule TO and the documents filed with it may be obtained free of charge by contacting the Group at 25 Gresham Street, London EC2V 7HN, England.

Offer restrictions

United Kingdom

This communication of this announcement, the Offer to Purchase and any other documents or materials relating to the Tender Offer is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) those persons who are existing members or creditors of the Group or other persons within Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.

Belgium

Neither this announcement nor any other documents or materials relating to the Tender Offer have been submitted to or will be submitted for approval or recognition to the Financial Services and Markets Authority (Autorité des services et marchés financiers / Autoriteit voor financiële diensten en markten) and, accordingly, the Tender Offer may not be made in Belgium by way of a public offering, as defined in Articles 3 and 6 of the Belgian Law of April 1, 2007 on public takeover bids as amended or replaced from time to time. Accordingly, the Tender Offer may not be advertised and the Tender Offer will not be extended, and neither this announcement nor any other documents or materials relating to the Tender Offer (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium other than “qualified investors” in the sense of Article 10 of the Belgian Law of June 16, 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets, acting on their own account. This announcement has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Tender Offer. Accordingly, the information contained in this announcement may not be used for any other purpose or disclosed to any other person in Belgium.

France

The Tender Offer is not being made, directly or indirectly, to the public in France. Neither this announcement nor any other documents or offering materials relating to the Tender Offer, has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés), other than individuals, acting for their own account, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monétaire et financier, are eligible to participate in the Tender Offer. This announcement has not been and will not be submitted for clearance procedures (visa) of the Autorité des marchés financiers.

Italy

None of the Tender Offer, this announcement or any other documents or materials relating to the Tender Offer has been or will be submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (“CONSOB”), pursuant to applicable Italian laws and regulations.

The Tender Offer is being carried out in the Republic of Italy (“Italy”) as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of February 24, 1998, as amended (the “Financial Services Act”) and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of May 14, 1999, as amended (the “CONSOB Regulation”). The Tender Offer is also being carried out in compliance with article 35-bis, paragraph 7 of the CONSOB Regulation.

Holders or beneficial owners of the ECNs located in Italy can tender the ECNs through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with the Financial Services Act, CONSOB Regulation No. 16190 of October 29, 2007, as amended from time to time, and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the ECNs or the Tender Offer.

General

The Tender Offer does not constitute an offer to buy or the solicitation of an offer to sell ECNs in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Tender Offer to be made by a licensed broker or dealer and the Dealer Manager or, where the context so requires, any of its affiliates is such a licensed broker or dealer in that jurisdiction, the Tender Offer shall be deemed to be made on behalf of the Offeror by such Dealer Manager or affiliate (as the case may be) in such jurisdiction.

The distribution of this announcement and the Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession this announcement and the Offer to Purchase comes are required by each of the Offeror, LBG, the Dealer Managers and the Tender Agent to inform themselves about, and to observe, any such restrictions.

Forward-Looking Statements

This announcement contains certain forward-looking statements with respect to the business, strategy and plans of LBG and its current goals and expectations relating to its future financial condition and performance. Statements that are not historical facts, including statements about LBG’s or its directors’ and/or management’s beliefs and expectations, are forward-looking statements. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon circumstances that will or may occur in the future. Factors that could cause actual business, strategy, plans and/or results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by LBG or on its behalf include, but are not limited to: general economic and business conditions in the United Kingdom and internationally; market related trends and developments; fluctuations in exchange rates, stock markets and currencies; the ability to access sufficient sources of capital, liquidity and funding when required; changes to LBG’s credit ratings; the ability to derive cost savings; changing customer behaviour including consumer spending, saving and borrowing habits; changes to borrower or counterparty credit quality; instability in the global financial markets, including Eurozone instability, the potential for one or more countries to exit the Eurozone or European Union (EU) (including the United Kingdom as a result of a referendum on its EU membership) and the impact of any sovereign credit rating downgrade or other sovereign financial issues; technological changes and risks to cyber security; pandemic, natural and other disasters, adverse weather and similar contingencies outside LBG’s control; inadequate or failed internal or external processes or systems; acts of war, other acts of hostility, terrorist acts and responses to those acts, geopolitical, pandemic or other such events; changes in laws, regulations, accounting standards or taxation, including as a result of further Scottish devolution; changes to regulatory capital or liquidity requirements and similar contingencies outside LBG’s control; the policies, decisions and actions of governmental or regulatory authorities in the United Kingdom, the EU, the United States or elsewhere including the implementation of key legislation and regulation; the ability to attract and retain senior management and other employees; requirements or limitations imposed on LBG as a result of HM Treasury’s investment in LBG; actions or omissions by LBG’s directors, management or employees including industrial action; changes to LBG’s post-retirement defined benefit scheme obligations; the provision of banking operations services to TSB Banking Group plc; the extent of any future impairment charges or write-downs caused by, but not limited to, depressed asset valuations, market disruptions and illiquid markets; the value and effectiveness of any credit protection purchased by LBG; the inability to hedge certain risks economically; the adequacy of loss reserves; the actions of competitors, including non-bank financial services and lending companies; and exposure to regulatory or competition scrutiny, legal, regulatory or competition proceedings, investigations or complaints. Please refer to the latest Annual Report on Form 20-F filed with the SEC for a discussion of certain factors together with examples of forward-looking statements. The forward-looking statements contained in this announcement are made as of the date of this announcement, and LBG expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements, except as required by any applicable law or regulation.